Exhibit 10.13

NGM BIOPHARMACEUTICALS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

David J. Woodhouse, Ph.D.

This Executive Employment Agreement (“Agreement”) is effective as of July 25, 2018, by and between David J. Woodhouse, Ph.D. (“Executive”) and NGM Biopharmaceuticals, Inc. (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

Now, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.	Employment by the Company.

1.1 Position. Subject to terms and conditions set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer reporting to the Company’s Executive Chairman and ultimately to the Company’s Board of Directors (the “Board”), and Executive hereby accepts such employment. Executive will assume such duties and responsibilities upon the earlier to occur of: (a) the date the current Chief Executive Officer assumes the responsibilities of Executive Chairman; or (b) the date the Company’s 2018 registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or similar regulatory body in a foreign jurisdiction, is first available on EDGAR (such earlier date, the “Assumption Date”).

During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2 Duties and Location. Executive shall perform such duties as are consistent with the position of Chief Executive Officer following the Assumption Date. Executive’s primary office location shall be the Company’s headquarters. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from, or are in conflict with, the Company’s general employment policies or practices, this Agreement shall control.

2.	Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of Four Hundred Seventy-Five Thousand Dollars ($475,000.00) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Bonus. Executive will be entitled to participate in any bonus plan adopted by the Company for its employees or executive officers on such terms as the Board may determine in its discretion.

2.3 Standard Company Benefits. Executive shall be entitled to all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its officers.

2.4 Vacation. Executive will be entitled to four (4) weeks of paid vacation each year, such vacation to be taken in accordance with the Company’s vacation policy (including, without limitation, its policy relating to maximum accrual). The timing and duration of specific vacations to be mutually and reasonably agreed to by the parties hereto.

2.5 Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

2.6 Option Grant. Subject to the approval by the Board, Executive will be awarded a stock option to purchase one million (1,000,000) shares of the Company’s Common Stock (the “Option Grant”). The Option Grant shall be awarded immediately following the receipt of last required approval from the Board and stockholders of the Company necessary to authorize the amendment to the 2018 Equity Incentive Plan, as amended (the “Plan”) to enable an increase in the number of shares reserved for issuance sufficient to cover the Option Grant. The purchase price per share for the Option Grant will be the fair market value as determined by the Board when the Option Grant is awarded. The Option Grant shall be subject to the terms and conditions of the Plan. 1/48th of the shares initially subject to the Option Grant shall vest on each month as measured from the respective Option Grant date, provided in each case that the Executive is then providing Continuous Service (as defined in the Plan) to the Company.

3.	Proprietary Information Obligations.

3.1 Proprietary Information Agreement. As a condition of employment, Executive agrees to execute and abide by the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

3.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

4.	Outside Activities During Employment.

4.1 Non-Company Business. Except as otherwise agreed to in writing between Executive and the Executive Chairman, Executive will not, during the term of Executive’s employment with the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

4.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

5.	Termination of Employment.

5.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined herein) or advance notice.

5.2 Termination Without Cause or Resignation for Good Reason Following a Change in Control. If, on or within eighteen (18) months after the effective date of a Change in Control (as defined herein), the Company terminates Executive’s employment without Cause (as defined herein) and other than as a result of his death or disability, or Executive resigns for Good Reason (as defined herein), and provided such termination or resignation constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-l(h)), and Executive signs the Company’s standard form of release within the time period specified by the Company and allows it to become effective in accordance with its terms but in no event later than 60 days following Executive’s termination, and provided Executive complies with Executive’s obligations under Executive’s Employee Proprietary Information and Inventions Agreement, then the Company shall provide Executive with the following severance benefits:

(i) Salary and Benefit Continuation. The Company will pay Executive severance in the form of Base Salary continuation for a one (1) year period following Executive’s last day of employment. These salary continuation payments will be paid on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the applicable period following termination; provided, however, that no payments will be made prior to the 60th day following Executive’s termination. On the 60th day following Executive’s termination date, the Company will pay Executive in a lump sum the salary continuation payments that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the release deadline, with the balance of the cash severance being paid as originally scheduled. Each such installment will be deemed a separate “payment” for purposes of Section 409A of the Code. In addition, Executive shall have the right to continue his health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or successor statute and any analogous provisions of applicable state law. Provided that Executive makes a timely and accurate election for continued health insurance coverage (including medical, dental, vision and prescription) under COBRA (or any state law of similar effect), the Company will pay the premiums for such continued coverage for Executive and his eligible dependents for the first twelve (12) months of such coverage, or such earlier date as Executive (or his dependents, as applicable) ceases to be eligible for such continuation coverage.

(ii) Accelerated Vesting. The Company will accelerate the vesting of the Stock Rights, to the extent then-outstanding and unvested, such that all shares subject to the Stock Rights shall be deemed immediately vested and exerciseable as of Executive’s termination date.

5.3 Termination Without Cause or Resignation for Good Reason Not Following a Change in Control. If at any time other than on or within eighteen (18) months following the effective date of a Change in Control, the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

5.4 Termination for Cause; Resignation Without Good Reason. If at any time, the Company terminates Executive’s employment with the Company for Cause, or Executive resigns without Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

5.5 Section 409A Compliance. It is intended that each installment of the severance payments and benefits provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, it is intended that the severance satisfies, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-l(b)(4) and 1.409A-l(b)(9). Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the severance payment provided above upon a separation from service constitute “deferred compensation” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”) and if Executive is a “specified employee” of the Company or any successor entity thereto as of the separation from service, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance (or any portion thereof) shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of separation of service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the severance payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the severance in accordance with the payment schedule set forth above.

5.6 Definitions.

(i) Cause. For purposes of this Agreement, “Cause” shall mean: (a) conviction of any felony or any crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against the Company; (c) willful and material breach of Executive’s duties that has not been cured within 30 days after written notice from the Board of such breach; (d) intentional and material damage to the Company’s property; (e) material breach of the Proprietary Information and Inventions Agreement; or (f) death, severe physical or mental disability.

(ii) Change in Control. For purposes of this Agreement, a “Change in Control” shall mean: (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, a majority of the voting power of the surviving corporation); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, a majority of the voting power of the surviving corporation); or (d) any transaction or series of related transactions in which 50% or more of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

(iii) Code. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended

(iv) Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for Executive’s resignation from all positions held with the Company if any of the following actions are taken by the Company or a successor corporation or entity without Executive’s consent, and Executive notifies the Company in writing, within ten (10) days after the occurrence of one of the following actions, that Executive intends to terminate his employment no earlier than thirty (30) days after providing such notice, and the Company fails to cure such actions within thirty (30) days after receipt of such notice, and such resignation is effective not later than (30) days after the Company fails to cure the issue: (a) a substantial reduction of Executive’s rate of compensation; (b) a material reduction in Executive’s duties; (c) a material failure or refusal of a successor to the Company to assume the Company’s obligations under this Agreement in the event of a Change in Control; or (d) a relocation of Executive’s principal place of employment to a place greater than 50 miles from Executive’s then current principal place of employment, which relocation results in a material increase in Executive’s commute.

(v) Stock Rights. For purposes of this Agreement, “Stock Rights” shall mean all of Executive’s options, restricted stock, restricted stock units or rights to acquire vested ownership of shares of Common Stock of the Company under plans, agreements or arrangements that are compensatory in nature, including, without limitation, the Option Grant, the Plan and other agreements between the Company and Executive.

6.	General Provisions.

6.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

6.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4 Complete Agreement. This Agreement, including Exhibit A, between Executive and the Company constitutes the entire agreement between Executive and the Company and it is the complete, final and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

6.5 Counterparts. This Agreement may be executed in separate counterparts, anyone of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

6.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof

6.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

6.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

6.9 Authorization. Executive’s employment with the Company shall be contingent upon Executive’s providing legal proof of Executive’s identity and authorization to work in the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

NGM BIOPHARMACEUTICALS, INC.

/s/ William J. Rieflin
William J. Rieflin
Chief Executive Officer

EXECUTIVE

/s/ David J. Woodhouse
David J. Woodhouse, Ph.D.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by NGM Biopharmaceuticals, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1. CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. INVENTIONS.

2.1 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.

2.4 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6 Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that (a) during the term of my employment by Company, I will not, without

Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (1) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5. RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6. NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7. GENERAL PROVISIONS.

7.1 Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.

7.4 Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9 Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	COMPANY:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.	ACCEPTED AND AGREED:
(Signature)	(Signature)

By:	By:	William J. Rieflin
	Title:	CEO
Title:	Date:

Date:	Address: 630 Gateway Boulevard South San Francisco, CA 94080-7014

Address:

EXHIBIT A

INVENTIONS

1. Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☐ None

☐ See immediately below:

2. Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a. Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.